   As filed with the Securities and Exchange Commission on November 16, 2000.

                                           Registration No. 333-
                                                                 ----------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               Comdial Corporation
             (Exact name of Registrant as specified in its charter)


         Delaware                                       94-2443673
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization


                               1180 Seminole Trail
                         Charlottesville, Virginia 22901
                                 (804) 978-2200
                   (Address, including zip code and telephone
                         number, including area code of
                    Registrant's principal executive offices)



                         COMDIAL CORPORATION 401(K) PLAN

                            (Full Title of the Plan)


                                  PAUL K. SUIJK
                Senior Vice-President and Chief Financial Officer
                               1180 Seminole Trail
                         Charlottesville, Virginia 22901
                                 (804) 978-2200
                (Name, address, including zip code and telephone
                number, including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                    Proposed maximum       Proposed maximum
        Title of                 Amount              offering price       aggregate offering          Amount of
     Securities to                to be              per share (2)               price              registration
     be registered           registered (1)                                                              fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, $0.01 par      900,000 shares              $2.22                $1,998,000               $527.47
         value
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Comdial Corporation 401(k) Plan.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 of the Securities Act of 1933 and based on the average high and low prices of the common stock as reported on November 15, 2000 on the Nasdaq National Market.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not required to be filed.

Item 2.  Registration Information and Employee Plan Annual Information.

         Not required to be filed.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

         The Company hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2000.

        (c) The description of the Company's Common Stock under the heading "Market for the Company's Common Stock and Related Stockholder Maters" included in the Company's Registration Statement on Form 10 dated December 31, 1983.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Company's Bylaws and the General Corporation Law of Delaware authorize indemnification of directors, officers, employees and agents of the Company an of persons serving in similar capacities for other entities at the Company's request (so long as such person (i) acted in good faith an in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) in the event of a suit by or in the right of the Company, was not adjudges liable for negligence or misconduct in the performance of his duty to the Company, unless there is a court determination that indemnification is fair and reasonable under all the circumstances); allow advances of the costs of defending against litigation; and permit the purchase of insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances the Company would have the power to indemnify against such liabilities under the provisions of the Bylaws or the statute.

         Pursuant to Section 102 of the General Corporation Law of Delaware, the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director occurring on or after May 14, 1987; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware for unlawful distributions to stockholders; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

     Exhibit Number               Sequentially Numbered Description

          4.1 Registrant's Articles of Incorporation, filed with the Securities and Exchange Commission (the "Commission") as exhibit (a)(3) to Item 6 of the Registrant's Quarterly Report on Form 10-Q dated August 9, 1988 (File NO. 0-9023), are incorporated herein by reference.

          4.2       Registrant's By-laws, filed with the Commission as exhibit
                    (a)(3) to Item 6 of the Registrant's Quarterly Report on Form 10-Q dated August 9, 1988 (File No. 0-9023), are incorporated herein by reference.

           23       Consent of Deloitte & Touche, LLP

           24       Power of Attorney

          99.1      Comdial Corporation 401(k) Plan

          99.2      First Amendment to Comdial Corporation 401(k) Plan

          99.3      Second Amendment to Comdial Corporation 401(k) Plan

          99.4      Third Amendment to Comdial Corporation 401(k) Plan

         An opinion of counsel is not required because the securities being registered under the Registration Statement will not be original issuance securities.

         In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the undersigned Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under
Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
                      (or  the  most recent post-effective   amendment  thereof)
                      which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 13(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         The Registrant. Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Albermarle, Commonwealth of Virginia, on this 16th day of November, 2000.

                                          COMDIAL CORPORATION


                                          By:      /s/ Nickolas A. Branica
                                              -------------------------------
                                                   Nickolas A. Branica
                                                   President and Chief
                                                   Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                        Date


/s/ John W. Rosenblum*          Director                     November 16, 2000
---------------------------
John W. Rosenblum


/s/ Robert P. Collins*          Director                     November 16, 2000
---------------------------
Robert P. Collins


/s/ Barbara J. Dreyer*          Director                     November 16, 2000
---------------------------
Barbara J. Dreyer


/s/ Robert E. Spekman*          Director                     November 16, 2000
---------------------------
Robert E. Spekman

/s/ Nickolas A. Branica        Chief Executive Officer,      November 16, 2000
---------------------------    President, and Director
Nickolas A. Branica


/s/ Paul K. Suijk              Senior Vice-President and     November 16, 2000
---------------------------    Chief Financial Officer
Paul K. Suijk



*By: /s/ Nickolas A. Branica
     -------------------------------
         Nickolas A. Branica
         Attorney-in-Fact


         The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Albermarle, Commonwealth of Virginia, on this 16th day of November, 2000.



                                    COMDIAL CORPORATION
                                    401(K) PLAN

                                    Comdial Corporation - Plan Administrator


                                    By:      /s/ Joe D. Ford
                                        ------------------------------------
                                             Joe D. Ford
                                             Vice-President - Human Resources